UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):          February 28, 2011

AUTHENTEC, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33552	59-3521332
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Rialto Place, Suite 100, Melbourne, Florida 32901
(Address of Principal Executive Offices)  (Zip Code)

(321) 308-1300
(Registrant's telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 28, 2011, Philip L. Calamia was appointed as Chief Financial Officer of AuthenTec, Inc. (the “Company”).  Mr. Calamia has served as the Company’s interim Chief Financial Officer and principal accounting officer since August 30, 2010 and will continue to serve as the Company’s principal financial officer and principal accounting officer.

Pursuant to Mr. Calamia’s offer letter, Mr. Calamia is entitled to an annual base salary of $235,000, subject to annual review, plus a performance-based annual variable compensation target opportunity equal to 45% of his annual base salary.  Mr. Calamia is also entitled to reimbursement of transition expenses not to exceed $40,000 to cover, among other things, temporary living, rental cars and airfare, and a relocation package to be mutually agreed upon by the Company and Mr. Calamia at a future date.  Mr. Calamia is also entitled to participate in all incentive, savings and welfare benefit plans generally made available to executive officers of the Company.

Mr. Calamia was also granted a stock option to purchase 200,000 shares of the Company’s common stock at a strike price equal to the closing price of the Company’s common stock on March 1, 2011.   This stock option grant was granted under the Company’s 2010 Incentive Plan and will vest over four years (25% on February 28, 2012 and 6.25% per every quarter thereafter), subject to the terms and conditions set forth in the Company’s regular stock option agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUTHENTEC, INC.

By:	/s/ Frederick R. Jorgenson
Frederick R. Jorgenson Vice President, General Counsel and Secretary

Dated:   March 3, 2011